Exhibit 10.1

Second Amendment to the

Arkansas Best Corporation

2005 Ownership Incentive Plan

THIS SECOND AMENDMENT (the “Second Amendment”) to the Arkansas Best Corporation 2005 Ownership Incentive Plan, as amended from time to time (the “Plan”), is effective April 23, 2014 (the “Effective Date”), and is made by Arkansas Best Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, the Company’s board of directors (the “Board”) has determined that it is desirable to amend the Plan, effective as of the Effective Date and subject to approval by the stockholders of the Company, to increase the maximum number of shares for which Awards may be granted under the Plan, and (ii) extend the term of the Plan; and

WHEREAS, Section 19 of the Plan provides that the Board may amend the Plan from time to time under certain circumstances, including to increase the maximum number of shares for which awards may be granted under the Plan and to extend the term of the Plan, subject to approval by the stockholders of the Company.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.              Section 6(a) of the Plan shall be deleted in its entirety and replaced with the following:

(a)                 Aggregate Limits. The maximum aggregate number of Shares issuable pursuant to all Awards, since inception of the Plan, is 3,100,000. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards will be subject to adjustment as provided in Section 13. The Shares issued pursuant to Awards granted under this Plan may be authorized and unissued shares or shares that the Company reacquired, including shares purchased in the open market.

1.              Section 5 of the Plan shall be deleted in its entirety and replaced with the following:

The Company’s Board adopted this Plan as of February 24, 2005. The Plan became effective on April 20, 2005 (the “Effective Date”), upon approval by the Company’s stockholders. Awards may be granted under the Plan until December 31, 2019, at which time the Plan will terminate. Notwithstanding the foregoing, the Board may terminate the Plan at any time. Termination of the Plan (including termination upon expiration of the term of the Plan) will not affect the rights and obligations of the Participants and the Company arising under Awards previously granted and then in effect.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Effective Date and subject to approval of the Company’s stockholders.

ARKANSAS BEST CORPORATION

By:	/s/ Erin K. Gattis
Name:	Erin K. Gattis
Title:	VP-HR
Date:	4/28/2014